Exhibit (h.4)

Limited Services Agreement

This Agreement is made by and between MADISON ASSET MANAGEMENT, LLC, a Wisconsin limited liability company having its principal place of business in Madison, Wisconsin ("MAM"), and the ULTRA SERIES FUND, a Massachusetts business trust (the "Trust").
The parties hereto, intending so to be legally bound, agree with each other as follows:

1. Provision of Services. MAM hereby undertakes to provide the Trust directly or to arrange for other qualified persons to provide the Trust with all operational support services the Trust requires in the conduct of its business, to the extent which MAM (or any other person), acting as the Trust's investment advisor, has not undertaken to provide such services pursuant to that certain Ultra Series Fund Management Agreement between MAM and the Trust of even date herewith. Subject to any exclusions identified in other sections of this Agreement, such services shall be limited to the following specific services, fees or obligations of the Trust:

a.	Compensation, including out of pocket expenses, to the non-interested Trustees of the Trust;

b.	Compensation, including out of pocked expenses, to the Trust’s independent registered public accountant;

c.	Costs for the Trust’s compliance program under Rule 38a under the Investment Company Act of 1940, as amended (the “40 Act”), including personnel costs, which represents a percentage of the costs for the compliance program utilized by the Trust, other investment companies managed by MAM, MAM and its affiliates;

d.	Interest and fees on any Trust indebtedness; and

e.	Taxes paid by the Trust pursuant to Forms 1120RIC (and any corresponding state tax returns) or Forms 8613.

The Trust hereby engages MAM to provide it with such services.

2. Scope of Authority. MAM shall be at all times, in the performance of its functions hereunder, subject to any direction and control of the Trustees of the Trust and of its officers, and to the terms of its Declaration of Trust and By-Laws, except only that it shall have no obligation to provide to the Trust any services that are clearly outside the scope of those contemplated in this Agreement. In the performance of its duties hereunder, MAM shall be authorized to take such action not inconsistent with the express provisions hereof as it deems advisable. It may contract with other persons to provide to the Trust any of the services contemplated herein under such terms as it deems reasonable and shall have the authority to direct the activities of such other persons in the manner it deems appropriate.

3. Other Activities of MAM. MAM and any of its affiliates shall be free to engage in any other lawful activity, including the rendering to others services similar to those to be rendered to the Trust hereunder; and MAM or any interested person thereof shall be free to invest in the Trust as a shareholder, to become an officer or Trustee thereof if properly elected, or to enter into any other relationship with the Trust approved by the Trustee and in accordance with law.
MAM agrees that it will not deal with the Trust in any transaction in which MAM acts as a principal, except to the extent as may be permitted by the terms of this Agreement. The records MAM maintains on behalf of the Trust are the sole property of the Trust and will be surrendered promptly to the Trust upon its request pursuant to Rule 31a-3 of the Investment Company Act of 1940.

4. Compensation. MAM shall have no responsibility hereunder to bear at its own expense any costs or expenses of the Trust except to the extent provided in this Agreement.

(a) The Trust shall pay directly its expenses for compensation of the Trust’s independent Trustees and its independent registered public accountants ("Independent Expenses"). The Trust shall accrue for its Independent Expenses daily and pay such expenses when due. In addition to paying its Independent Expenses directly, the Trust shall pay to MAM a fee per annum (reduced as provided in paragraph (b) below) for all other services provided to the Trust identified in section 1, for which the Trust shall also accrue daily.

Fund	Aggregate Annual Fee	Fund	Aggregate Annual Fee
Conservative Allocation	$11,284	Large Cap Value	$120,439
Moderate Allocation	$31,600	Large Cap Growth	$76,596
Aggressive Allocation	$11,456	Mid Cap Value	$40,739
Money Market	$18,783	Mid Cap Growth	$46,101
Bond	$73,318	Small Cap Value	$1,035
High Income	$14,749	Small Cap Growth	$1,080
Diversified Income	$71,315	International Stock	$24,119
Global Securities	$5,735	Target Retirement 2020	$337
Target Retirement 2030	$245	Target Retirement 2040	$213

The parties recognize that the compensation provided hereunder is based on the actual amounts incurred by the Trust for the same services for its most recent fiscal year. By limiting compensation in this manner, the parties intend to ensure that payments hereunder shall not create any “undue burden” for the Trust or its shareholders as that term is defined in Section 15(f) of the 1940 Act for the two year period commencing on the date of this Agreement.

(b) The compensation paid to MAM described in paragraph (a) above shall be reduced by any Independent Expenses (as defined above) paid directly by the Trust for compensation to the Trust's independent Trustees and its independent registered public accountants with respect to each series.

5. Relationship to Investment Advisor. It is understood by the parties hereto that concurrently with the execution of this Agreement, the Trust has entered into an Investment Advisory Agreement with MAM, in its separate capacity as the investment advisor to the Trust (the "Advisor") pursuant to which the Advisor will provide management services to the Trust and administer its affairs. MAM has entered into this Agreement to perform certain services at its cost in consideration of the Trust's employment of it as the Advisor as aforesaid. If at any time the Advisor ceases to act as investment advisor to the Trust under terms substantially the same as those of the Investment Advisory Agreement or if at any time the Advisor ceases to be a subsidiary owned at least 50% (in terms of voting rights) under common control with MAM, then this Agreement shall immediately terminate as of a date 30 days from the date of such event, unless within such 30-day period MAM gives written notice to the Trust that it waives such termination. The Trust specifically acknowledges and accepts the relationship between and separate capacities of MAM hereunder and as the Advisor.

6. Limitation of MAM's Liability. Except as required by applicable federal securities law and regulation, MAM shall not be liable for any loss incurred in connection with any of its services hereunder, nor for any action taken, suffered or omitted and believed by it to be advisable or within the scope of its authority of discretion, except for acts or omissions involving willful misfeasance, bad faith, gross negligence or reckless disregard of the duties assumed by it under this Agreement.

7. Force Majeure. It is specifically agreed by the parties that if MAM is delayed in the performance of any of the services to be performed by it hereunder or prevented entirely or in part from performing such services due to causes or events beyond its control that are not reasonably foreseeable, then such delay or non-performance may either be excused and the reasonable time for performance thereby extended as necessary, or if such delay or non-performance continues for 30 days then the Trust may cancel this Agreement immediately thereafter or at any time prior to the cessation of delay or resumption of performance by MAM; but MAM shall not otherwise be liable for and the Trust shall otherwise hold it harmless from any such delay or non-performance. "Causes or events beyond control" shall include, without limitation, the following: Acts of God; interruption of power or other utility, transportation or communications services; malfunction of computer equipment; acts of civil or military authority; sabotage national emergencies, war, explosion, flood, accident, earthquake, fire, or other catastrophe; strike or other labor problem; shortage of suitable parts, material, labor or transportation; or present or future law, governmental order, rule, regulations or official policy.

8. Limitation of Trust's Liability. MAM acknowledges that it has received notice of and accepts the limitations upon the Trust's liability set forth in its Declaration of Trust. MAM agrees that the Trust's obligations hereunder in any case shall be limited to the

Trust and to its assets and that MAM shall not seek satisfaction of any such obligation from the shareholders of the Trust nor from any Trustee, officer, employee or agent of the Trust.

9. Term of Agreement. This Agreement shall continue in effect for two years from the date of its execution; and it shall continue in force thereafter (but subject to the termination provisions below), provided that it is specifically approved at least annually by the Trustees of the Trust or a majority vote of the outstanding securities of each series of the Trust's shares with respect to which it is to continue in effect, and in either case by the vote of a majority of the Trustees who are not interested persons of the Trust, cast in person at a meeting called for that purpose.

10. Termination by Notice. Notwithstanding any provision of this Agreement, it may be terminated at any time without penalty, by the Trustees of the Trust or, with respect to any series of the Trust's shares, by the vote of the majority of the outstanding voting securities of such series, or by MAM, upon thirty days written notice to the other party.

11. Termination upon Assignment. This Agreement may not be assigned by MAM and shall automatically terminate upon any such assignment; except that MAM may assign or transfer its interest herein to a wholly-owned subsidiary of MAM, or to another entity operated substantially under common control with MAM, provided MAM represents to the Trust in writing that substantial continuity of management, personnel and services previously available to the Trust will be maintained following such assignment or transfer and that the Trustees of the Trust (including a majority of the Trustees who are not interested persons of the Trust) accept such representation. Nothing herein shall limit the right of MAM to obtain goods and services from other persons.

12. Assumption of Existing Services Agreements. MAM and the Trust acknowledge that as of the date of this Agreement, the Trust has entered into a variety of agreements with third parties for services of the type to be provided or arranged to be provided by MAM hereunder. MAM shall assume responsibility hereunder for continuing applicable payments under such agreements. In providing the services hereunder, MAM may recommend that the Trust continue, terminate or modify such agreements, including recommending that the Trust assign its obligations under such agreements to MAM for future disposition in MAM’s discretion, subject to any applicable legal or regulatory requirements. If the Board of Trustees approves such a recommendation in the specific instance, the Trust hereby delegates authority to its officers to take such actions as are necessary to effectuate the purposes of such recommendation.

13. Use of Terms. The terms "affiliated person," "interested persons," "assignment," and "majority of the outstanding voting securities," as used herein, shall have the same meanings as in the 1940 Act and any applicable regulations thereunder.

In Witness Whereof, the parties have caused this Agreement to be signed in their behalf by their respective officers duly authorized this 1st day of July, 2009.

ULTRA SERIES FUND

By: ________________________________
Name:
Title:

MADISON ASSET MANAGEMENT, LLC

By: ________________________________
Name:
Title: